Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders



Nuveen California Investment Quality Municipal Fund, Inc.
33-37080
811-06177

A special meeting of shareholders was held in the offices of Nuveen Investments on October 12, 2007, at this meeting shareholders were asked to vote on a new Investment
Management Agreement.

Voting results for the new investment management agreement are as follows:

<c>To approve a new investment management agreement
 <c>Common and MuniPreferred shares voting together as a class
   For
            6,612,704
   Against
               246,481
   Abstain
               356,820
   Broker Non-Votes
            1,819,909
      Total
            9,035,914


Proxy materials are herein incorporated by reference to the SEC filing on August 22, 2007, under Conformed Submission Type DEF 14A, accession number 0000950137-07- 012835.